EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2005, accompanying the consolidated financial statements, and April 27, 2005, accompanying management’s report on internal controls over financial reporting, included in the Annual Report of Superior Uniform Group, Inc. and subsidiary on Form 10-K/A for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Superior Uniform Group, Inc. and subsidiary on Form S-8 (File No. 333-105906, effective June 6, 2003).

/s/ GRANT THORNTON LLP
Tampa, Florida
April 27, 2005